December 3, 2025

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 8. Changes in and Disagreements with Accountants for Open-End Management Investment Companies to Form N-CSR dated September 30, 2025, of New Age Alpha Funds and we are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

McLean, Virginia